                             [Letterhead of POLYCOM]

                VIDEOCONFERENCING AND DATA CONFERENCING PRODUCTS
                                 NORTH AMERICAN
                          1997-1998 RESELLER AGREEMENT
                                 By and Between
                                  POLYCOM, INC.
                                       and
                         ALL COMMUNICATIONS CORPORATION

<= VIDEOCONFERENCING PRODUCTS              <= DATACONFERENCING PRODUCTS

This RESELLER Agreement ("Agreement") is entered as of November 21, 1997, 1997 by and between Polycom Inc., a Delaware corporation having its principal place of business located at 2584 Junction Avenue, San Jose, California 95134-1902 and All Communications Corporation ("RESELLER") having its principal place of business located at 225 Long Avenue, Hillside, New Jersey 07205.

I. APPOINTMENT

      A. Appointment and Territory. Polycom hereby appoints RESELLER as a non-exclusive RESELLER for the sale and servicing of Polycom's products as set forth in Exhibit A. Polycom reserves the right to sell its products to end-user customers directly or through other distributors, OEMs, Telcos, dealers or any other resellers. RESELLER may distribute products only to customers located and taking delivery in the geographic sales locations as specified in Exhibit B ("Authorized Locations").

      B. Reproduction Rights, Trademarks and Markings. RESELLER shall accurately describe the product in all advertisements and written proposals to customers and has the right to reproduce Polycom's trademarks, trade names and logos in its efforts to promote Polycom's products, provided that such are true reproductions, with all of the appropriate proprietary notices, and provided that Polycom shall have written approval rights prior to any use or publication. RESELLER recognizes Polycom's exclusive ownership of such marks and names and agrees not to take any action inconsistent with such ownership. RESELLER further agrees to discontinue use of any such marks or names immediately upon expiration or termination of this Agreement. RESELLER will not remove or make or permit any alterations in any tags, labels, or other identifying markings on Polycom's products.

      C. Independent Contractor. The relationship established by this Agreement between Polycom and RESELLER is that of independent contractors. RESELLER shall not incur any obligation or commitment on behalf of Polycom unless specifically approved in writing, in advance, by an authorized Polycom representative. RESELLER is responsible for all of its employees and agents and its labor costs and expenses and will indemnify Polycom from any and all claims, liabilities, losses, injuries, damages, or the like occasioned by RESELLER's activities in connection with this Agreement, including, without limitation, providing unauthorized representations to customers or breaching any term of this Agreement.

II. TERM AND TERMINATION OF AGREEMENT

      A. Term. Subject to the termination provisions contained herein, this Agreement will continue in effect for two (2) years. Unless the parties enter into a new Agreement prior to the termination date, the Agreement will continue for additional one year periods until termination is made pursuant to the terms provided hereunder.


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

      B.    Termination.

            1. Polycom shall have the right to immediately terminate this Agreement by written notice:

                  a. Upon liquidation, dissolution, merger, consolidation, or sale of substantially all of the assets of RESELLER or upon any material change in the management or control, direct or indirect, of RESELLER;

                  b. In the event that any proceedings are commenced against RESELLER or if RESELLER seeks protection under bankruptcy, insolvency, or debtor's relief law, and such proceedings are not dismissed within sixty (60) days after the date of commencement thereof;

                  c.    If RESELLER fails to make timely payment as defined in
                        Section V., C.4;

                  d.    Upon breach of any term of this Agreement by RESELLER;

                  e. If RESELLER fails to purchase for delivery the minimum quantity purchases as defined in Section IV.A. In this event, Polycom may, in its discretion, elect not to terminate the Agreement and shall have the right to reduce the discount level.

            2. Polycom may terminate this Agreement for any reason or no reason by giving RESELLER ninety (90) days prior written notice of the termination.

            3. In the event Reseller is unable to provide service to customers, Polycom will arrange for service to be available to end-users who have acquired Polycom products through Reseller. In the event Reseller elects to no longer service Polycom end-user customers, Reseller will cooperate with Polycom to find a means for continued support for end-user customers.

      C. Effect of Termination. Upon termination or expiration of this Agreement, all licenses and rights of RESELLER hereunder shall terminate except the end-user licenses granted to customers and the provisions of Sections I.C., V.C., and VI. through X. shall survive termination. All payments shall become immediately due and payable.

            Upon termination or expiration of this Agreement, RESELLER must, at Polycom's sole option, return all unsold, unopened Polycom's products to Polycom for credit, provided such unsold, unopened Polycom products are received within thirty (30) days of termination or expiration of this Agreement and are in the same condition as that in which they were delivered to RESELLER as determined in the sole judgment of Polycom. Any Polycom products not returned to Polycom in accordance herewith, may be sold by RESELLER in accordance with the terms of this Agreement. RESELLER shall return such products freight prepaid.

III. RESPONSIBILITIES OF POLYCOM

Polycom represents, warrants and agrees:

      A. Sales Materials. To make available to RESELLER reasonable sales support materials such as product brochures, data sheets, user guides, applications, briefs, sales notebooks, formal sales presentations in overhead, slide or flip chart form, and other such materials.

      B. Marketing Support. To provide RESELLER with reports detailing marketing or technical information on Polycom products, competitive comparisons, and announcements, and to promptly respond to all inquiries and requests for help from RESELLER. To provide RESELLER with one thousand (1,000) sets of data sheets at no charge for each Polycom product following the execution of this Agreement. To further provide a cooperative marketing program pursuant to the description and terms and conditions provided in Exhibit C.


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

      C. Sales, Customer Service, and Maintenance Training. To provide training for RESELLER as specified in Exhibit D and to provide RESELLER with telephone technical support of Polycom's product at Polycom's expense pursuant to Exhibit E.

IV. RESPONSIBILITIES OF RESELLER

      RESELLER represents, warrants and agrees:

      A. Minimum Quarterly Purchase. To purchase the minimum dollar value quantity of Polycom's products at the discount set forth in Exhibit F within the calendar quarter of the accepted purchase order. Upon execution of this Agreement, RESELLER shall submit firm calendar quarterly purchase orders as set forth in Exhibit F. Each subsequent calendar quarterly purchase order must be submitted to Polycom no later than thirty (30) days prior to the beginning of the next calendar quarter. Reseller must purchase at least fifty thousand dollars ($50,000) of Polycom Videoconferencing and Dataconferencing Products in any given quarter to remain in good standing.

      B. Demo/Spare Purchase. Upon execution of this Agreement, RESELLER shall submit a firm purchase order for at least one (1) demo unit of each product type RESELLER will sell (second demo unit is optional) and one (1) service unit for every RESELLER location. RESELLER will receive a fifty percent (50%) discount for each of these units. RESELLER agrees not to sell the units for a minimum of six (6) months from date of purchase order. If sold, RESELLER agrees to maintain a minimum of one (1) spare unit per authorized sales location.

      C.    Software License.

            1. To distribute Polycom products only as packaged by Polycom with Polycom's software license agreement intact and with no portion of the package obscured. Copies of software in Polycom's product are licensed for distribution only and not sold. RESELLER is not entitled to receive any source code or documentation relating to the software contained in Polycom products.

            2. Not to decompile, disassemble, modify, or otherwise reverse engineer the software contained in Polycom products or attempt to learn the source code, structure, algorithms, or ideas of such software underlying Polycom products.

      D. Resale of Polycom Product Components. Not to sell or offer to sell separately any subassemblies, parts or components of Polycom products.

      E. Sales and Service Coverage. To provide sales and service in all Authorized Territories as defined in Exhibit B.

      F. Sales and Service Training. To require its sales people, customer service, technical service and maintenance personnel to periodically attend the Polycom product training sessions as specified in Exhibit D.

      G. Technical Services and Support. To meet all training and service level criteria established in Exhibits D and E and to properly register the warranty for each and every product sold, and to maintain a log of all service activity and to report such data quarterly to Polycom, such that Polycom can properly track, investigate, and resolve product service issues. RESELLER agrees to provide Polycom, upon Polycom's written request, with information about the customers of Polycom products, and the date of product distribution. RESELLER also agrees to stock loaner units, replacement units, and spare parts kits for each type of product sold to each Authorized Territory in the quantities necessary to meet the service response times described below.

      H. Service Response Time/Loaner Units. To directly respond to customer service requests within one (1) business day of receiving a service call and to escalate unresolvable problems to Polycom's reseller technical assistance center, within one day. RESELLER agrees to provide an equivalent loaner unit, either at no charge


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            or at a reasonable cost, to the customer by the end of the second business day if a unit under warranty cannot be repaired in the field. The customer may keep the equivalent loaner unit permanently, or until their unit is repaired and returned. Units which fail within 30 days from shipment to the customer (DOA) shall be advance-replaced by the Reseller. Notwithstanding any other provisions hereof, Reseller will receive an RMA number for the DOA unit. Reseller will sent the unit to Polycom for replacement and Polycom will exert its efforts to ship the replacement unit within 48 hours of receipt.

      I. Forecast, Sales and Inventory Reports. To provide Polycom with a report within ten (10) days of the end of each quarter reflecting the inventory of units on-hand and each month's sales level for Polycom product. To provide Polycom quarterly with a rolling one-hundred and eighty (180) day forecast of product delivery schedules, of which the first ninety (90) days is binding per the RESELLER's released purchase orders and the second ninety (90) days is non-binding.

      J. Sales Qualifications. To provide its customers with access to a dedicated demonstration system and a minimum of one Polycom trained sales person at each sales location.

      K. Lead Follow Up. To follow up on each and every qualified sales lead from Polycom and report on the results of such field sales efforts, so that Polycom can properly manage sales inquiry generation and qualification programs thereby insuring a continued flow of profitable sales leads for RESELLER.

      L. Optional Upgrade Program. At RESELLER's sole option, to participate in Polycom's Optional Monochrome ShowStation Upgrade Program as described in Exhibit G.

      M. General Conduct. To, at all times, conduct its business in a professional manner and not engage in any deceptive, misleading, illegal or unethical business practice or any practice that will reflect unfavorably on Polycom or its products. RESELLER shall use its best efforts to successfully market, distribute and support Polycom's products on a continuing basis.

V. TERMS AND CONDITIONS

      A. Orders and Delivery. All Polycom product orders shall be subject to the terms and conditions of this Agreement. Purchase orders are subject to acceptance in writing by Polycom. All orders are non-cancelable and non-reschedulable by RESELLER unless agreed to in writing by Polycom.

      B. Delivery. The standard delivery schedule for all Polycom products shall be ninety (90) days after acceptance by Polycom of order from RESELLER. Orders placed for new products are subject to longer lead times, at Polycom's sole discretion. An order will not be accepted until RESELLER has met all payment and order terms of this Agreement. All Polycom products shipped will have appropriate regulatory product certification. Polycom will consider shorter shipping lead-times on a case-by-case basis.

      C.    Price and Payment

            1. Purchase Prices. The pricing for all orders will be subject to the discount schedule in Exhibit F and based on the North American Price List in Exhibit A.

            2. Price Changes. Polycom shall have the right to change the discount schedule and its pricing for Polycom products provided that Polycom shall give RESELLER thirty (30) days written notice before such charges shall become effective. Polycom will accept orders at the old price until the new price becomes effective provided that RESELLER accepts delivery of such orders within three (3) months of order date.

            3 Credit. Polycom may extend a credit line to RESELLER based on the satisfactory credit standing of RESELLER, the amount of such credit line to be at the sole discretion of Polycom. Polycom reserves the right at any time to revoke any credit extended to RESELLER for any reason.


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            4.    Payment. All Polycom products will be invoiced upon shipment.
                  Payment terms are net thirty (30) days from date of shipment, assuming RESELLER is in good credit standing. All other orders are COD or cash in advance, at Polycom's sole discretion.

            5. Late Charges and Collections Fees. Any invoice not paid within the net thirty (30) day payment terms will be subject to a one and one-half percent (1 1/2%) monthly late payment charge. This includes, but is not limited to, any unearned discounts taken by RESELLER. In addition, RESELLER agrees to reimburse Polycom for any costs, including reasonable attorney's fees, necessary to collect any unpaid amounts due subject to the terms of this Agreement.

            6. Taxes. RESELLER shall be responsible for the payment of local excise, sales, use, property and other duties, customs fees, or taxes levied with respect to units of Polycom products sold to RESELLER hereunder.

            7. Title & Security Interest. Title to the hardware shall pass to the RESELLER and delivery is deemed to occur upon Polycom's delivery of Polycom product to the commercial carrier Ex-Works Polycom. In all cases, risk of loss or damage in transit shall fall upon RESELLER, whose responsibility it shall be to file claims with the carrier.

                  Polycom shall retain a security interest in all Polycom products shipped to RESELLER until the full purchase price, including taxes and additional charges, has been paid. Polycom is authorized to file this Agreement together with any forms, financing statements, or other documents necessary to evidence and perfect Polycom's security interest. RESELLER agrees to execute any such documents and otherwise assist Polycom to effectuate the foregoing upon Polycom's request.

      D. Product Changes. Polycom reserves the right to make modifications to Polycom products at any time but shall not be obligated to implement such modifications in Polycom products that have previously been delivered to RESELLER.

      E. Freight. All product is shipped Ex-Works. Polycom will ship freight collect, best way surface unless prior shipping instructions have been provided by RESELLER. RESELLER shall pay all transportation charges and insurance premiums.

      F. Warranty and Repair. Polycom's Warranty and Liability Limitation is attached hereto as Exhibit H. Polycom warrants only to RESELLER that Polycom product will be free from manufacturing and materials defects for fifteen (15) months after shipment to RESELLER, or for twelve (12) months after delivery to RESELLER's customer, whichever is earlier. RESELLER may only return Polycom product to Polycom pursuant to the terms contained in Exhibits E and I. Polycom's warranty excludes components that fail due to ordinary wear and tear, including: lamps, pens, and batteries.

      G. Force Majeure. Polycom shall not be liable for failure to deliver or delays in delivery occasioned by causes beyond Polycom's control, including but not limited to, strikes, lockouts, fires, embargoes, war or other outbreaks of hostilities, inability to obtain materials or shipping space, machinery breakdowns, delays of carrier or suppliers, governmental acts and regulations.

VI. CONFIDENTIAL INFORMATION

      RESELLER acknowledges that by reason of its relationship with Polycom hereunder, it will have access to certain information and materials concerning Polycom's business, plans, customers and products, including but not limited to, information and materials contained in technical data provided by Polycom which is confidential and of substantial value. RESELLER agrees that it shall not use in any way for its own account or the account of any third party, any such confidential information. RESELLER will take every reasonable precaution to protect the confidentiality of such information consistent with the efforts exercised by it with respect to its own confidential


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      business information. In the event of termination of this Agreement,
      RESELLER shall immediately return to Polycom all of Polycom's confidential information in its possession, custody or control including all copies thereof.

VII. QUARTERLY BUSINESS REVIEWS

      Polycom and RESELLER agree to hold quarterly business reviews at a mutually agreeable location to discuss RESELLER's business, which will include the following: marketing plans, advertising, organization and staff, sales levels, service, and credit.

VIII. ARBITRATION

      [Deleted]

IX. INDEMNIFICATION

      Polycom shall defend any suit or proceeding brought against RESELLER based on a claim that the Polycom products or any part thereof, furnished by Polycom under this Agreement, constitute an infringement of any existing patent, copyright, or other proprietary right of any third party; provided that Polycom is notified promptly in writing and given, information, and assistance by RESELLER to defend such suit or proceeding. Polycom shall have sole control over the defense and/or settlement of any such event and shall indemnify RESELLER for all costs, and any damages that may be finally awarded therein against RESELLER. In case the Polycom products or any parts thereof, are in Polycom opinion likely to become, or do become the subject of such a claim; or are held in any such suit or proceeding to constitute an infringement of any patent, copyright, or other proprietary right of any third party, or become the subject of an injunction prohibiting the use thereof; or any settlement made requires the use of Polycom's products to be discontinued: Polycom shall at its own option and expense, either (1) procure for RESELLER and RESELLER's customers the right to continue using said Polycom products; or (2) replace the same with non-infringing Polycom products which equal or exceed the capacity and performance of the Polycom products being replaced; or (3) modify said Polycom products so they become non-infringing. If Polycom is not reasonably able to replace or modify the infringing Polycom products or procure for RESELLER and RESELLER's customers the right to continue using them, RESELLER will return the infringing Polycom products and Polycom will refund the purchase price less any discounts and unpaid amounts due Polycom. Polycom's obligation set forth above will not apply as to Polycom products that have been modified by RESELLER or RESELLER's customer (except as approved in writing by Polycom).

      Polycom shall also have no obligation as a result of any suit or proceeding brought against RESELLER arising from the use of the Polycom products, or any part thereof, furnished hereunder in combination with products not supplied or specified by Polycom where the alleged infringement relates to such combination.

X. LIMITED LIABILITY

      Polycom shall not be liable under any section of this Agreement or under any contract, negligence, strict liability or other theory for (a) any amounts in excess of amounts paid to it by RESELLER, (b) any incidental or consequential damages, including lost profits, or (c) cost of procurement of substitute goods, services or technology.

XI. GENERAL

      A. RESELLER acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement or in the written materials given by Polycom to RESELLER. This


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Agreement contains the entire Agreement of the parties, and supersedes all existing Agreements and all previous oral, written, or other communications with the exception of the Polycom National Account Agreement between them concerning its subject matter.

B. No addition or modification of any part of this Agreement shall be binding upon Polycom or RESELLER unless made in writing and signed by a duly authorized representative of each party.

C. The paragraph headings contained herein are intended for convenience of reference only, and shall not affect the interpretation of any provisions.

D. If any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired.

E. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

F. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

G. All notices shall be in writing and delivered by hand or sent by registered or certified mail, return receipt requested, to addresses indicated on the face of this Agreement or to such other addresses as the parties shall specify by written notice.

H. No action, regardless of form, arising out of or related to this Agreement, may be brought by either party more than one year after the cause of action has occurred, except that an action for non-payment may be brought within one year after the date of last payment. And in no event shall such action be brought more than one year after termination of this Agreement between parties.

I. This Agreement may not be assigned, transferred or sub-licensed by RESELLER in whole or in part, including by purchase, merger or operation of law, without Polycom's written consent which shall not be unreasonably withheld.

J. In the event that Polycom has not acquired ViaVideo Communications, Inc. ("ViaVideo") on or before March 31, 1998 pursuant to the merger agreement dated June 11, 1997, the fulfillment of the videoconferencing products only will be assigned to ViaVideo under the terms and conditions provided herein. The videoconferencing products are those specifically listed in Exhibit A under the sub-titles "Videoconferencing Products" and "Videoconferencing Accessories." In this event, all other product will remain the exclusive fulfillment of Polycom. Once Polycom has completed the acquisition, this Section will become null and void and no assignment of any products will occur.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth.


POLYCOM, INC.:                              RESELLER:



By: /s/ Michael R. Kourey                   By: /s/ Richard Reiss
    ------------------------------              ---------------------------
        Michael R. Kourey                   Name: Richard Reiss
        Chief Financial Officer             Title: President and CEO


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

                                    Exhibit A

                                [Logo] P0LYCOM(R)
                       Advanced Teleconferencing Solutions

                 NORTH AMERICAN VIDEOCONFERENCING PRICE LIST
                           Effective: November 1, 1997

     Model Number                  Description                 List Price (US$)
--------------------------------------------------------------------------------
Systems
--------------------------------------------------------------------------------
TBA                             ViewStation(TM)                    $5,999.00
TBA                             ViewStation w/384kpbs              $8,999.00


                 NORTH AMERICAN DATA CONFERENCING PRICE LIST
                           Effective: November 1, 1997

     Model Number                 Description                  List Price (US$)
--------------------------------------------------------------------------------
Systems
--------------------------------------------------------------------------------

2200-05000-001                 ShowStation(R) IP                 $12,999.00

2200-00250-001                 ShowStation                        $9,999.00

--------------------------------------------------------------------------------
Factory Options for Use with ShowStation IP
--------------------------------------------------------------------------------

2200-03873-025                 LAN Interface Option                  499.00

2200-03874-025                 LAN Multipoint Option                 999.00

2200-03875-025                 VCS Interface Option                  499.00

2200-03876-025                 External Device Support Option        499.00

2200-03877-025                 Audio/Video Support Option          1.999.00

--------------------------------------------------------------------------------
Factory Options for Use with ShowStation
--------------------------------------------------------------------------------

2200-02243-001                 Enhanced Feature Package             5999.00
                               (Printer Support, Image Storage,
                               External PC Support)

2200-02238-001                 VCS Interface Option                 $499.00

Prices subject to change without notice.

Prices are valid for all North American versions; please refer to Polycom International availability listing for currently approved country offerings.

Prices are ex-works Polycom factory.


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

                                    Exhibit B

                          AUTHORIZED SALES TERRITORIES

RESELLER agrees to restrict its sales activity to the specific Polycom Authorized Territories in which it maintains the minimum service requirements as specified in Sections IV.F-H. RESELLER agrees that only after Polycom has certified each territory in writing will RESELLER be allowed to initiate selling. Each Authorized Territory is defined below and may only be modified as provided herein.

Authorized Territory
United States, Europe and South America


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

                                    Exhibit C

                                 [Logo] P0LYCOM(R)
                       Advanced Teleconferencing Solutions

                        POLYCOM VIDEO AND DATACONFERNCING
                          COOPERATIVE MARKETING PROGRAM

Overview

The Polycom Cooperative Marketing Program is a program by which Polycom provides Cooperative Marketing Credits to eligible distributors to encourage promotion of Polycom products and services. Polycom is available to assist you in developing effective, custom Marketing Programs that allow you to increase your coverage in the teleconferencing market and to boost your sales of Polycom video and dataconferencing products.

Credit Accrual Process

Polycom Cooperative Marketing Program (PCMP) Credit accrues for all video and dataconferencing products on a monthly basis (fiscal months) at a rate of two percent (2%) of your purchases of Polycom product, net of all discounts and credits. Co-op for video and dataconferencing products will be SEPARATE ACCOUNTS. The accrued funds for each product line may be used only on programs to support that Polycom product line. To encourage prompt usage of this credit, after the sixth month of availability, unused credit will expire. Polycom will provide a monthly cooperative marketing credit statement that enables you track usage of co-op funds. This report provides a monthly co-op credit balance and can be used in planning the usage of co-op funds for future marketing campaigns. You may also contact the Polycom Marketing Communications Department directly for your current credit balance.

Co-op Credit Approval Criteria

100% reimbursement co-op credit is available for many forms of advertising or promotion to end-users including, but not limited to, print ads, direct mail pieces, seminars, radio and TV ads, and trade show signage. Polycom literature may also be obtained at 100% reimbursement.

To apply and qualify for 100% co-op credit you must submit a sample of your ad or marketing piece alone with a Polycom Co-operative Marketing Credit form (sample attached) to the Polycom Marketing Communications Department PRIOR to distribution or implementation of the program. Any programs or advertising expenditures that are submitted for PCMP reimbursement that were not approved prior to execution, may still be eligible for a matching disbursement from the co-op fund, but whether and at what percentage a credit will be given will be at Polycom's sole discretion.


The following criteria will be used to determine whether, or at what pro-rata percentage, the submission is eligible for PCMPC.

o Promotional materials must prominently feature Polycom and Polycom products or services. They must also include the Polycom Authorized Distributor Logo. (See Polycom Marketing Program binder for logo


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

      stat sheet). The fact that Polycom manufactures its products must be clearly presented in all promotional materials.

o Information presented in submitted promotional materials must be accurate, verifiable, and in the sole opinion of Polycom, not cause harm to Polycom's image.

o The first usage only of the name of Polycom products and services must be directly preceded by the word "Polycom" (e.g., Polycom's ShowStation(R) is the...).

o Polycom trademarks in copy text must be followed by the appropriate trademark symbol (e.g., (R) or TM)., Trademark credit should be presented at the bottom of the page or the end of the document (please see the Polycom Corporate Trademark Notification Guidelines in the Marketing Guide for more details).

o Polycom logo usage guidelines must be followed. For a copy of these guidelines, consult your Polycom Marketing Binder or contact Polycom Marketing Communications.

Claims Process

Once you receive the invoice(s) for your pre-approved marketing activity, submit your paid invoices, any necessary backup documentation (i.e. sample of ads), and a copy of your related pre-approved Polycom Cooperative Marketing Credit Form to Polycom's Marketing Communications Department. By observing the following guidelines, Polycom will be able to process your request more efficiently:

o Paid invoices must be submitted within 30 days of completion of ad placement, collateral production, or promotional event to qualify for PCMP credit.

o Include sample of advertising material: tear sheet, media selection, issue date, size, color and any other pertinent specification.

o Promotional materials not completely devoted to Polycom will be considered for pro-rated credit.

o     Claims that exceed your PCMP credit balance will receive partial credit.

All claims are issued only in the form of credit memos against your Polycom account.

For more information or to request assistance in developing a custom marketing campaign please contact your Polycom Distribution Manager, or the Polycom Marketing Communications Department at 408-526-9000 or 800-765-9266.


Page 12                            CONFIDENTIAL

               Request for Polycom Cooperative Marketing Credit

Please complete and fax this form to Polycom Market Development (408-474-2542) along with a sample marketing piece or a marketing program outline for prior approval before implementing your marketing program. You will receive a response within two working days. Once you receive the invoice(s) for your marketing materials or event, mail with tear sheets or other appropriate documentation and a copy of this form to Polycom Market Development for credit.

================================================================================
   Request Information
           Organization _______________________________________________
                Address _______________________________________________
                        _______________________________________________
                        _______________________________________________
         City/State/Zip _______________________________________________

              Telephone _______________________________________
                    Fax _______________________________________

          Project Name: _______________________________________________

   Project Description: _______________________________________________
   (include issue date, _______________________________________________
            size, etc.) _______________________________________________
                        _______________________________________________

Estimated Project Cost: ____________________________________

                  Name _____________________________________
                 Title _____________________________________
             Signature _____________________________________ Date _________

================================================================================
For Polycom Use
     Prior Approval by _____________________________________ Date _________
     Claim Approved by _____________________________________ Date _________
       Amount Approved _____________________________________ Date _________
Polycom Incurred Expense/Acct: ____________ Customer Incurred Expense______ Submitted to Acctg: ________________________________________ Date _________
================================================================================


Page 13                            CONFIDENTIAL

                                    Exhibit D

                            RESELLER TRAINING PROGRAM

Polycom will hold Reseller training classes at its corporate headquarters at regularly scheduled intervals, generally at least once per quarter. RESELLER agrees to send sales and service personnel, at Reseller's expense, to the appropriate training sessions listed below.

Sales Training

RESELLER agrees to send at least two salespersons to Polycom for product pre-sales training within 60 days of contract execution and at least one salesperson every six months thereafter for product update training.

Technical Support Training

RESELLER shall appoint at least one Polycom product technical expert within reseller's organization who will be responsible for post-sales technical support knowledge and internal Polycom product technical support training. RESELLER shall send the appointed technical expert along with one lead telephone support person to Polycom for post-sales technical support training within 60 days of contract execution. Should Reseller appoint a new Polycom product technical expert, Reseller shall inform Polycom in writing and send the newly appointed person for technical support training within 60 days from the time of the new appointment.

Polycom will provide Reseller with training course materials free of charge, which the Reseller may then use for internal training of its sales and service personnel.

ShowStation Field Repair Training

Resellers who elect to provide depot or onsite repair of ShowStation shall send their appointed product technical expert and one lead repair technician to Polycom for ShowStation field repair training before performing ShowStation repairs.


Page 14                           CONFIDENTIAL

                                    Exhibit E

                         TECHNICAL SUPPORT REQUIREMENTS

RESELLER shall provide all level I telephone technical support and customer service to its end-user customers. The level I support required shall be as follows:

o     Answer questions about Polycom product applications

o     Assist with product installation and configuration

o     Answer questions about the operation of the product

o     Perform local and remote diagnostic tests

o     Guide customer through software upgrade procedures

o     Diagnose failure of Polycom-specified field replaceable units (FRU's)

Level II Technical Support

Polycom will provide level II telephone technical assistance to Reseller's authorized personnel. Polycom will not routinely provide direct telephone support to reseller's end-user customers.

Polycom's Technical Assistance Center (TAC) is available Monday Through Friday, 6:00 AM to 6:00 PM Pacific Time, excluding U.S. holidays at 800.451.0995.

RESELLER agrees to respond to customer service requests within one business day, and to provide all technical support and customer service to its end-user customers. RESELLER further agrees to repair or replace any defective customer unit within two (2) business days during the warranty period.

RESELLER agrees to repair failed Polycom products by swapping FRUs either at customer site or RESELLER's repair depot at no charge to Polycom. Polycom will replace RESELLERs failed FRUs that are under warranty at no charge. If Polycom determines, in its sole discretion, that a failure mode is epidemic, Polycom may request that RESELLER return entire Polycom products to Polycom rather than the swapping of FRUs as described herein.

Except in the case of a Polycom-determined epidemic failure condition, if RESELLER fails to swap failed FRUs and instead returns an entire unit, Polycom may charge RESELLER the fee outlined in Exhibit A for this service and may return the repaired Polycom product to RESELLER freight collect.


Page 15                            CONFIDENTIAL

                                    Exhibit F

                  POLYCOM PRODUCTS VOLUME DISCOUNT SCHEDULE

           Quarterly Dollar Volume      Non-Stocking       Stocking
           --------------------------------------------------------
           Over $1,500,000                   40%              42%
           $1,000,000 - $1,499,999           38%              40%
           $600,000 - $999,999               36%              38%
           $400,000 - $599,999               34%              36%
           $200,000 - $399,999               32%              34%
           $50,000 - $199,999                30%              32%

The discount schedule applies to quarterly purchase orders of each product type (video and dataconferencing). DISCOUNTS ARE EARNED SEPARATELY FOR EACH PRODUCT TYPE.

The initial quarterly discount is based on opening order. To qualify for a given discount level for the subsequent quarter, the current quarter's shipments must exceed the appropriate quarterly dollar volume commitment. Thus, to receive a 32% discount, RESELLER must order a minimum of $250,000 a quarter to receive that discount for the next quarter. Any time a RESELLER orders total for the quarter-to-date are enough to qualify for a higher discount level, RESELLER will receive that higher discount on all additional orders for the remainder of the current quarter and the subsequent quarter.

RESELLER must submit a purchase order for the required dollar volume to qualify for their initial discount level, in any combination of demonstration and inventory units, with this signed contract.

RESELLER must order a minimum of $50,000 in each quarter to remain in good standing.

STOCKING DEALER DISCOUNT

RESELLER will receive an additional 2% discount for issuing quarterly, non-cancelable purchase orders to Polycom for its quarterly purchase volume, and receiving at RESELLER's designated warehouse location all ordered product during the course of that quarter. If Polycom receives, prior to the beginning of each quarter, a P.O. for product of a given dollar volume, including shipping instructions for the full volume of the P.O. during the quarter, that reseller will receive the higher "stocking" discount level on these units, as outlined above. Units can be specified for shipment at any time during the quarter. Thus, if RESELLER sends Polycom a non-cancelable P.O. for $250,000 worth of product prior to the beginning of that quarter, that reseller would receive the standard 32% discount, plus an additional 2% discount, for a total discount of 34% off that entire order and all subsequent orders for that quarter.


Page 16                           CONFIDENTIAL

                                    Exhibit G

               OPTIONAL MONOCHROME SHOWSTATION UPGRADE PROGRAM

RESELLER may, at it's sole option, participate in the exchange of existing monochrome ShowStations for new Color ShowStation. By participating in this voluntary program, RESELLER agrees to provide a 25% discount of the price paid by the end-user customer for a monochrome ShowStation unit, exclusive of any options, when that end-user purchases from RESELLER a new color ShowStation at full list price.

Polycom will then pay for shipment of the monochrome ShowStation to its facility, and reimburse RESELLER $500. An example transaction follows:

            $9,995.00    Price of monochrome ShowStation
            * 25%
        =   $2,498.75    Refund to end-user

            $12,995      List price of color ShowStation
            - 2,498.75   Refund for trade-in
            $10,496.25   Sale price to end-user
            - 9,356.40   Cost of color ShowStation at MINIMUM Reseller discount
        =   $ 1,139.85
            + 500.00     Refund from Polycom
        =   $ 1,669.85   12.8% Margin to Reseller on Transaction.

Thus, Resellers participating in this program will make a MINIMUM of a 13% margin on units sold under this program. Additionally, units purchased for this program count toward RESELLER quarterly dollar volume, and help to earn higher discounts. Polycom may also refer upgrade candidates to Resellers participating in the program, giving RESELLER access to new customers.

                        RESELLER:__________________________________

                        NAME:______________________________________

                        SIGNATURE:_________________________________

                        TITLE:_____________________________________

                        DATE:______________________________________


Page 17                           CONFIDENTIAL

                                    Exhibit H

                        WARRANTY AND LIABILITY LIMITATION

1. Limited Warranty and Disclaimer

Polycom, Inc. warrants its products to be free of defects in materials and workmanship for a period of twelve (12) months from date of purchase. If any such product should become defective within the warranty period, Polycom, Inc. will repair or replace the product, at its sole option, provided it is returned directly to Polycom or an authorized Polycom Service Center during the warranty period in accordance with the provisions included in the Return Material Authorization (RMA) Policy and Procedure. Defective product being returned must have proof of purchase. Please call our toll free number 1.800.451.0995 for the authorized service site nearest you. Polycom, Inc. is not responsible for costs incurred in delivering or shipping product to or from its service site. All replaced products become the property of Polycom, Inc.

The above warranty does not apply to damage to products resulting from accident, misuse, service, or modification by anyone other than Polycom, Inc. or its authorized service facilities. This warranty is limited to the original purchaser and is not transferable.

ANY LIABILITY OF POLYCOM WITH RESPECT TO THE PRODUCT OR THE PERFORMANCE THEREOF UNDER ANY WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY WILL BE LIMITED EXCLUSIVELY TO PRODUCT REPAIR OR REPLACEMENT AS PROVIDED ABOVE. EXCEPT FOR THE FOREGOING, THE PRODUCT IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2. Limitation of Remedies and Damages.

POLYCOM, ITS AGENTS, EMPLOYEES, DEALERS AND OTHER AUTHORIZED REPRESENTATIVES SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO THE PRODUCT OR ANY OTHER SUBJECT MATTER RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO LOSS OF INFORMATION, BUSINESS OR PROFITS.

The law of certain states does not permit limitation or exclusions of implied warranties and consequential damages so the above limitations, disclaimers, or exclusions may not apply to you. This warranty gives you special legal rights. You may also have other rights which vary from state to state.


Page 18                            CONFIDENTIAL

                                    Exhibit I

           RETURN MATERIAL AUTHORIZATION (RMA) POLICY AND PROCEDURE

The following procedures must be followed to return a product for repair or replacement. NO PRODUCTS WILL BE ACCEPTED WITHOUT AN RMA NUMBER, WHICH SHOULD BE CLEARLY MARKED ON THE OUTSIDE OF THE PACKAGE ALONG WITH SENDERS NAME. PRODUCT MUST BE RETURNED IN THE ORIGINAL CONTAINER. RMA numbers may be obtained by calling the Polycom Technical Service Department during Polycom's normal business hours. Polycom will provide an RMA within two (2) business days of receiving such a bona fide request.

The following RMA information must also be included inside the box with the product being returned:

     a. RMA Number               f. Customer Address
     b. Reseller's Name          g. Model Name
     c. Reseller's Telephone #   h. Serial Number & Revision of original product
     d. Ship to Address          (in the case of ShowStation components)
     e. Carrier Instructions

Any product received without this information may be returned to RESELLER at RESELLER's expense. A repaired unit (or replacement, at Polycom's option) will be returned to RESELLER at Polycom's expense within twenty-one (21) days from receipt of the defective products. In the event that RESELLER requests an advance replacement unit before the defective unit has been received, RESELLER will be invoiced for an additional unit. This amount will be credited upon receipt of the defective products provided the unit is received within twenty-one (21) days from shipment of the advanced replacement unit.

Polycom must receive the defective products within twenty-one (21) days from shipment of the advanced replacement shipment. On the twenty-second (22nd) day the RMA will be closed, the customer will be billed for the full value of the unit, and the unit will be deemed the property of the RESELLER.

Requests for advanced replacements will ship within forty-eight (48) hours from the date of the RMA and are subject to a one-hundred dollar ($100) expedite charge.

The warranty policies for repaired products are as follows:

      In Warranty Systems (All Polycom Products)

      Repaired products are warranted for the remainder of the original twelve
      (12) month warranty or for a period of ninety (90) days from the date of shipment, whichever is greater. There will be no factory labor charge for repairing or replacing defective products during the Warranty period. This Warranty does not cover damage due to negligence, abuse, or physical damage.

      Out of Warranty Systems

      Repaired products are warranted for a period of ninety (90) days from the due of shipment. A charge will be assessed to repair (or replace at Polycom's option) defective products which are out of warranty as set forth in Exhibit A. This Warranty does not cover damage due to negligence, abuse or physical damage.


Page 19                            CONFIDENTIAL